Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14(a)-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Materials Pursuant to ss.240.14a-12


                              TechTeam Global, Inc.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                        Costa Brava Partnership III, L.P.
                                  Seth W. Hamot
                                Andrew R. Siegel
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
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     (1)    Title of each class of securities to which transaction applies: N/A

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            pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

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     (5)    Total fee paid: N/A

[ ]  Fee paid previously with preliminary materials:

[ ]  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identifying the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)     Amount Previously Paid: N/A

     2)     Form, Schedule or Registration Statement No.: N/A

     3)     Filing Party: N/A

     4)     Date Filed: N/A

On March 6, 2006, Costa Brava Partnership III, L.P. issued a press release relating to TechTeam Global, Inc. A copy of the press release is filed herewith as Exhibit 2.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO SOLICITATION OF PROXIES BY COSTA BRAVA AND ITS AFFILIATES FROM THE STOCKHOLDERS OF TECHTEAM GLOBAL, INC. FOR USE AT ITS ANNUAL MEETING (A) WHEN AND IF THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION, AND (B) WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF TECHTEAM GLOBAL, INC. AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE POTENTIAL PARTICIPANTS IN A POTENTIAL PROXY SOLICITATION IS CONTAINED IN EXHIBIT 1 TO THE SCHEDULE 14A FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY COSTA BRAVA ON MARCH 6, 2006. THAT SCHEDULE 14A AND ALL OF ITS AMENDMENTS ARE CURRENTLY AVAILABLE AT NO CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE.

                                                                       EXHIBIT 1
                                                                       ---------

         The following individuals may be deemed to be participants in the solicitation pursuant to Instruction 3 to Item 4 of Schedule 14A: Costa Brava Partnership III, L.P. ("Costa Brava"), Seth W. Hamot, Carl D. Glaeser, Kent Heyman, James A. Lynch, Alok Mohan, R. David Moon, Andrew R. Siegel and Edward Terino. Messrs Glaser, Heyman, Lynch, Mohan, Moon, Siegel and Terino are referred to herein as "Nominees."

         Costa Brava is a Delaware limited partnership with its principal business address at 420 Boylston Street, Boston, MA 02116. Seth W. Hamot, is the president of Roark, Rearden & Hamot, LLC, which is the general partner of Costa Brava Partnership III L.P. Costa Brava has an interest in the election of directors of TechTeam Global, Inc. ("TechTeam") through (1) its beneficial ownership of 873,943 shares of Common Stock of TechTeam and (2) indemnification agreements entered into by each Nominee pursuant to which Costa Brava will indemnify, defend and hold harmless the Nominees against certain losses. Costa Brava will also pay for its costs associated with the proxy contest.

         In addition, on February 16, 2006, Costa Brava filed an amended complaint against TechTeam in the Court of Chancery of the State of Delaware, seeking an order to compel TechTeam to make certain of the Corporation's books and records available for Costa Brava's inspection and copying pursuant to 8 Del. C. ss. 220 ("Section 220"). The original complaint was filed on January 24, 2006. Costa Brava alleges that TechTeam improperly refused to comply with two demand letters seeking to inspect and photocopy certain of the Corporation's books and records pursuant to Section 220.

         Mr. Siegel is Senior Vice President of Roark, Rearden & Hamot, LLC, the General Partner of Costa Brava. As such, Mr. Siegel may be deemed to be the indirect beneficial owner of 873,943 shares of TechTeam Common Stock.

         Mr. Lynch is the beneficial owner of 5,000 shares of TechTeam Common Stock.

         None of Messrs. Glaeser, Heyman, Mohan, Moon or Terino beneficially own shares of TechTeam Common Stock.

         We are not aware of any additional interest, direct or indirect, of Costa Brava, Mr. Hamot or the Nominees in the solicitation.

                                                                       EXHIBIT 2
                                                                       ---------

PRESS RELEASE

CONTACT:
-------

Larry Dennedy 212-929-5239
Simon Coope   212-929-5085
MacKenzie Partners, Inc.

FOR RELEASE MARCH 6, 8:30AM EST:
-------------------------------


         COSTA BRAVA SENDS LETTER TO TECHTEAM GLOBAL BOARD OF DIRECTORS

     EXPLAINS ITS BELIEF THAT BOARD HAS MADE BLATANTLY FALSE AND MISLEADING
                               PUBLIC STATEMENTS


         Boston, MA - March 6, 2006 -- Costa Brava Partnership III L.P., the owner of approximately 8.8% of the outstanding shares of TechTeam Global, Inc. (Nasdaq:TEAM), announced today that it has sent the attached letter to TechTeam's Board of Directors detailing its belief that the Board has publicly made false and misleading statements in its press release of February 27, 2006 regarding Costa Brava's campaign to elect directors dedicated to maximizing value for all TechTeam shareholders.

On February 24, 2006, Costa Brava filed an amendment to its Schedule 13D, with the Securities and Exchange Commission, and issued a press release, to state that it intended to nominate a new slate of directors at TechTeam's upcoming 2006 annual meeting of shareholders.

TechTeam shareholders who have questions or wish to comment on Costa Brava's campaign are welcome to contact Mackenzie Partners Inc., adviser to Costa Brava, toll-free at 800-322-2885 or e-mail: TechTeam@mackenziepartners.com.

The following letter was sent to TechTeam's Board of Directors today:

SENT VIA FEDEX AND FACSIMILE                                       March 6, 2006

Dear Board of Directors:

We are disappointed with your press release of February 27, 2006. We believe that it blatantly misstated Costa Brava's intent and mischaracterized our proposed slate of new independent nominees to the Board of Directors of TechTeam.

We believe that it is false and misleading for you to state that Costa Brava is trying "to gain control of the company." As you are well aware, we have proposed a slate of seven new directors, only one of whom is affiliated with Costa Brava. Each of the seven proposed independent directors, including the six independent directors who are not affiliated with Costa Brava, are exactly that, independent, and they will work for the benefit of all shareholders. If you took the time to examine their credentials you would see that they are not affiliated with Costa Brava. These nominees are of the utmost integrity and would not compromise their years of professional success, personal reputation and stature for an agenda that would not benefit all of TechTeam's shareholders.

You should further note that Costa Brava has no investment interest in any companies affiliated with the independent nominees. Additionally, neither Costa Brava nor its general partner has any business relationship with any of the independent nominees, whatsoever.

Costa Brava is the beneficial owner of over 870,000 shares of TechTeam, representing nearly 9% of the outstanding shares, more than all of the shares held by the current directors, which, combined, represent an insignificant percentage of the outstanding shares. We do not understand why you would seek to mischaracterize our decision to exercise our rights as one of the largest shareholders of TechTeam, by nominating a slate of experienced directors, with only one nominee affiliated with Costa Brava, as a "takeover."

The actions we are taking are a direct result of the dismal recent performance of the company under the watch of the current board and we are convinced that a new independent board committed to creating shareholder value is needed to protect all shareholders. We believe that this action by a significant shareholder is a necessary and important exercise in good corporate governance. We believe that our actions are aligned with the interests of all TechTeam shareholders.

We would encourage the Board to file its annual proxy statement as quickly as possible so shareholders may, in their own judgment, make informed decisions about the present Board's qualifications, relative to Costa Brava's proposed slate. We believe the strengths of our nominees speak for themselves.

We believe that the current Board has shown a callous disregard for long-term shareholder interests by, among other things:

         - Amending the By-laws to raise the percentage requirements for shareholders to call a special meeting to 60% of the shares outstanding from the existing 30% requirement. The new 60% hurdle creates an arbitrary restriction on the ability of the company's shareholders to exercise their voting rights in their own company.

         - Signing a three-year contract renewal with former CEO Bill Coyro in May of 2005, that contains no provision for no-cause employment termination; then announcing six months later that you intended to remove Mr. Coyro as part of a long-term succession plan, without cause, and begin to search for a replacement. Mr. Coyro is now gone, but his contract lives on, costing shareholders substantial dollars every month. We believe that your actions in this episode highlight the Boards' acute failure of leadership, which has disrupted corporate planning, personnel recruitment, and client acquisition.

         - Failure to follow the Company's own By-laws by holding meetings without the Company Secretary, Mr. Sosin, present to take minutes. On December 19, 2005, Costa Brava sent a letter to the Board expressing our concern regarding the planned absence of our company's Secretary, Michael Sosin, from a pending Board meeting, in violation of our company's By-laws, as amended May 25, 2000. We participated in that Board meeting on the following day, and we asked repeatedly why Mr. Sosin was not present. We do not understand how the Board's failure to comply with the company's By-laws is consistent with acting in long-term shareholder interests.

As a long-term shareholder (since 2003), we wanted to know why the Board would seek to meet without Mr. Sosin present, and we sought the records of those meetings under our legal shareholder rights, pursuant to Section 220 of the DGCL, the Delaware statute that allows shareholders to review the books and records of TechTeam. On January 9, 2006 and February 7, 2006 we made formal demands upon the company to provide us with those records. By letters dated January 17, 2006, and February 14, 2006, you refused to provide this information, in absolute disregard to the interests of shareholders. Hence, with no choice left to us, on February 14, 2006 we filed a lawsuit in Delaware Chancery Court, to compel you to release relevant documents.

Your February 27 press release paints a picture of the present Board as faithfully representing stockholders. If that is so, please tell us:

         Why has the corporate Secretary been excluded from Board meetings since the fourth quarter of 2005?

         Why was it necessary to change our company's By-laws in early January of 2006 to ensure the continued exclusion of the corporate Secretary from these meetings?

         Why is it necessary to spend TechTeam's funds to block our exercise of our legal shareholder rights in the Delaware Chancery Court?

         What conduct of the Board are you attempting to hide, and how much does it cost our company?

In light of all of this, we fail to see how you can suggest that Costa Brava's actions are "disruptive tactics" when we are just exercising our corporate democratic rights on behalf of all of TechTeam's stockholders.

The choice for shareholders is simple. There is a slate of energetic, highly experienced and tremendously qualified new and independent nominees seeking election to the Board. When they win their seats, they will undoubtedly spend their time creating value for all stakeholders. We believe that your recent actions in opposition to the Costa Brava slate is an attempt to entrench the current board, which has a dreary track record, at the expense of the owners of the company - the shareholders!

Sincerely,


/s/ SETH W. HAMOT
-------------------------
Seth W. Hamot


End letter

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO SOLICITATION OF PROXIES BY COSTA BRAVA AND ITS AFFILIATES FROM THE STOCKHOLDERS OF TECHTEAM GLOBAL, INC. FOR USE AT ITS ANNUAL MEETING (A) WHEN AND IF THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION, AND (B) WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF TECHTEAM GLOBAL, INC. AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE POTENTIAL PARTICIPANTS IN A POTENTIAL PROXY SOLICITATION IS CONTAINED IN EXHIBIT 1 TO THE SCHEDULE 14A FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY COSTA BRAVA ON MARCH 6, 2006. THAT SCHEDULE 14A AND ALL OF ITS AMENDMENTS ARE CURRENTLY AVAILABLE AT NO CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE.